EXHIBIT 99.1

                         CARETENDERS HEALTH CORP.
               ADOPTS STOCKHOLDER PROTECTION RIGHTS AGREEMENT

LOUISVILLE, Ky. -- February 1, 1999 -- Caretenders Health Corp. (Nasdaq/NMS:
CTND - news) today announced that it adopted a stockholder protection rights agreement on February 1, 1999. The rights plan provides that one right will be distributed as a dividend on each outstanding share of common stock of the Company held of record as of the close of business on February 16, 1999.

William B. Yarmuth, President of the Company, stated, "The rights plan does not prevent an acquisition of the Company, but it is designed to protect stockholders' interests by encouraging anyone seeking control of the Company to negotiate with the Board of Directors." Mr. Yarmuth added, "The rights plan is intended to enable stockholders to realize the long-term value of their investments in the Company." Mr. Yarmuth observed that such plans have been adopted by a significant number of public corporations in recent years.

The rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of the Company's common stock or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 20% or more of the common stock of the Company. The rights are not triggered by present beneficial holders of 20% or more of the common stock unless, in general, any such holder subsequently increases its beneficial holdings.

If the rights are triggered, then each right not owned by the acquiring person or group entitles its holder to purchase shares of Company common stock at the right's current exercise price (or in certain circumstances as determined by the Company, a combination of cash, property, common shares or other securities), having a value of twice the right's exercise price. In addition, if the Company is involved in a merger or business combination transaction with another person in which the Company is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's current exercise price, common shares of such other person having a value of twice the right's exercise price.

The Company may redeem the rights at any time until the close of business on the tenth business day following an announcement by the Company that an acquiring person or group has become the beneficial owner of 20% or more of the Company's common stock.

Details of the rights agreement are outlined in a letter to be mailed to all stockholders of record at the close of business on February 16, 1999.

Caretenders Health Corp. provides home and community based health care services in Kentucky, Maryland, Alabama, Massachusetts, Connecticut, Indiana, Ohio, Virginia and Florida.

For more information: William Yarmuth or Steve Guenthner (502) 899-5355.